EXHIBIT 10.43

                                  DEVELOPMENT,
                          LICENSE AND SUPPLY AGREEMENT

                           dated as of August 20, 1997



                                     between



                               EURAND AMERICA, INC
                                845 Center Drive
                              Vandilia, Ohio 45377


                                       and

                        GLOBAL PHARMACEUTICAL CORPORATION
                           Castor & Kensington Avenue
                           Philadelphia. PA 19124-5694


                                       for

                                  PANCRELIPASE


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                                Table of Contents

1.       DEFINITIONS                                                          5

2.       DEVELOPMENT PROGRAM                                                  7
         2.1      THE DEVELOPMENT PROGRAM                                     7
         2.2      REGULATORY FILINGS                                          7
         2.3      PAYMENTS FOR DEVELOPMENT                                    8

3.       GRANT OF LICENSE                                                     9
         3.1      GRANT OF LICENSE                                            9
         3.2      THE EXCLUSIVITY OF THE LICENSE                              9

4.       REGISTRATION AND LAUNCH OBLIGATIONS OF GLOBAL                        9
4.1      REGISTRATION OBLIGATIONS OF GLOBAL                                   9
         4.2      LAUNCH OF THE FINISHED DOSAGE FORM                         10
         4.3      COMPETING DOSAGE FORMS                                     11

5.       OWNERSHIP AND USE OF KNOW-HOW                                       11
         5.1      OWNERSHIP                                                  11
         5.2      ADDITIONAL USE                                             12
         5.3      PATENTS                                                    12

6.       SALE OF THE PRODUCT                                                 13
         6.1      STANDARD OF MANUFACTURE                                    13
         6.2      RlGHT OF REVIEW                                            13
         6.3      REPRESENTATIONS AND WARRANTIES                             14
         6.4      PURCHASE. AND SALE                                         15
         6.5      DELIVERY SCHEDULE                                          15
         6.6      TITLE, RISK OF LOSS                                        15

7.       PRICES                                                              15
         7.1      PRICES AND PRICE CHANGES                                   15
         7.2      PAYMENT TERMS                                              16

8.       ROYALTIES                                                           16
         8.1      ROYALTIES                                                  16
         8.2      TAXES                                                      [7
         8.3      CURRENCY                                                   18



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9        TERM                                                                18

         9.1      BASIC TERM                                                 18
         9.2      EARLY TERMINATION BY REASON OF PATENT LITIGATION           18
         9.3      SALE OF FINISHED DOSAGE FORM FOLLOWING TERMINATION         18

10.      EVENTS OF DEFAULT, REMEDIES AND EFFECTS OF DEFAULT                  19

        10.1      EVENTS OF DEFAULT                                          19
        10.2      REMEDIES FOR BREACH                                        19

11.      INDEMNIFTCATION                                                     20

        11.1      INDEMNIFlCATTON OF GLOBAL                                  20
        11.2      INDEMNIFICATION OF EURAND                                  20
        11.3      NOTICE AND LEGAL  DEFENSE                                  20

12.      MISCELLANEOUS                                                       21
        12.1      ASSIGNMENT                                                 21
        12.2      CONFIDENTIALITY                                            21
        12.3      EXCHANGE OF INFORMATION                                    22
        12.4      FORCE MAJEURE                                              23
        12.5      AMENDMENTS                                                 23
        12.6      NO IMPLIED WAVER                                           23
        12.7      CHOICE OF LAW                                              23
        12.8      NOTICES                                                    23
        12.9      EXECUTION OF ADDITIONAL                                    24
        12.10     SEVERABILITY                                               24
        12.11     CAPTIONS                                                   24
        12.12     COUNTERPARTS                                               24
        12.13     MINIMUM ANNUAL PURCHASE                                    25




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THIS DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT, dated as of August 20, 1997 (the
"Effective Date"), between EURAND AMERICA, INC. a corporation organized under the laws of Nevada, with its principal offices at 845 Center Drive, Vandalia, Ohio 45377 ("EURAND"), and GLOBAL PHARMACEUTlCAL CORPORATION, a corporation organized under the laws of the State of Delaware, with its principal offices at Castor & Kensington Avenue:, Philadelphia. PA 19124-5694 ("GLOBAL");


                                WITNESSETH THAT:


         WHEREAS, EURAND is the owner of original processes and know-how for the development and manufacture of encapsulated pharmaceutical substances;

         WHERAS, EURAND and GLOBAL entered into a Confidentiality Agreement, (the "Confidentiality Agreement), pursuant to which the parties exchanged confidential information relating to this proposed cooperative effort;

         WHEREAS, GLOBAL desires that EURAND undertake a development program directed towards producing spheronized, encapsulated compositions containing pancreatic enzymes having the specifications agreed upon between GLOBAL and EURAND,
         WHERE AS, EURAND is willing to undertake such a development program on the terms and conditions set forth hereinafter;

         WHEREAS, GLOBAL desires to receive a license to market and sell a product containing such spheronized, encapsulated products as developed and manufactured by EURAND arid EURAND is willing to grant such a license on the terms and conditions set forth hereinafter;

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         NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.       DEFINITIONS

         1.1 "Active Ingredient" means the mixture of lipases, proteases and amylases set forth in Exhibit B.

         1.2 "Affiliate" means, with reference to any Person, any other Person directly or indirectly controlling, controlled or under common control with such Person, and "control" means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         1.3 Applicable Laws" means all laws1 treaties, ordinances, judgments, decrees, directives, injunctions, orders of any court, arbitrator or governmental agency or authority, rules, regulations, interpretations, authorizations and Applicable Permits of any international, national, regional, local or other governmental body, agency, authority, court or Person having jurisdiction over or related to the development, registration, manufacture and sale of the Finished Dosage Form, as maybe in effect from time to time.

         1.4 "Applicable Permits" means any waiver, exemption, variance, permit, license or similar approval, including, without limitation, product registrations by health or other government entities, required to be obtained or maintained under Applicable Laws in connection with the development, registration, manufacture and/or sale of the Finished Dosage Form.

         1.5 "Approval Date" means, with respect to a particular country in the Territory, the date on which all Applicable Permits necessary for sale of the Finished Dosage Form In such country have been issued.

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         1.6      "Contract Year" means, for the first Contract Year, the period ending twelve (12) months afterthe date first above written and for the second and subsequent Contract Years, the twelve
                  (12) month period commencing on the day following the anniversary of the end of the first and subsequent Contract Years, respectively.

         1.7 "FDA" shall mean the Food and Drug Administration in the United States.

         1.8 "Finished Dosage Form" means the composition produced by GLOBAL from the Product, labeled, packaged and ready for Sale to wholesalers, current and/or potential customers.

         1.9 "Force Majeure" means any cause or causes which wholly or partially prevent or delay the performance of obligations arising under this Agreement and which are not reasonably within the control of the non-performing party, including acts of God, government regulations, labor disputes, floods, fires, civil commotion, embargoes, quotas, shortage of labor or materials or any delays in transportation or detention by customs, health or other government authorities.

         1.10 Know-How" means proprietary know-how, trade secrets, inventions, data, technology and other proprietary information, which a party hereto has the lawful right to disclose to the other party. "Know-How" shall include, without limitation, processes and analytical methodology used in development, testing analysis and manufacture and medical, clinical, toxicological testing as well as other scientific data.

         1.11 "Product" means a spheronized, encapsulated composition containing the Active ingredient and certain excipients, said composition being produced by EURAND and meeting the Specifications (as hereinafter defined). As used herein to distinguish among the Products, the notations "Product A" "Product B" and "Product C" shall mean, respectively, those Products having USP Lipas. contents of 10,000; 16,000 and 20,000, all of which are included within the definition of Products.

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         1.12     "Product Formulation" means the developed formulation required to convert the Active Ingredient into Product

         1.13     "Net Royalties" means royalties due on Net Sales.

         1.14 "Net Sale:" means the aggregate invoiced sales Of the Finished Dosage Form by GLOBAL less returns (excluding recalls and which shall not to exceed 7%), discounts, rebates, shipping charges, as well as duties, custom: or other governmental charges.

         1.15 "Person" means any individual, Partnership1 association, joint venture or corporation

         1.16 "Specifications" means the specifications for Product as stated in an exhibit B to be attached hereto upon such agreement.

         1.17 "Territory" means the United States of America, its territories and possessions.

         1.18 "Act:" shall mean the Federal Food, Drug and Cosmetic Act, as amended from time to time.

         1.19 "cGMP" shall mean current Good Manufacturing Practices as defined in regulations promulgated by the FDA under the Act

         1.20 "Effective Date" shall mean the date set forth in line 2 of page 4 hereof.

2.       DEVELOPMENT PROGRAM

         2.1 The Development Program. GLOBAL hereby engages EURAND, and EURAND hereby agrees, to perform the work described in Exhibit A (the "Development Program"). In connection therewith, EURAND represents that it has, and shall continue to during the term here of, make available such of its scientific, engineering. manufacturing and other personnel, which, in its discretion, are necessary to perform EURAND's obligations in accordance with die terms hereof. EURAND shall report to GLOBAL quarterly as to its progress In the Developmental Program with updates as necessary.

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         2.2      Regulatory Filings. Subject to the provisions of Paragraph
                  4.1(a), GLOBAL shall diligently prepare all necessary applications to obtain Applicable Permits to market the finished Dosage Form in the Territory, which Applicable Permits shall be owned by GLOBAL. EURAND shall assist GLOBAL with such information and in such manner as Global shall reasonably request in thc preparation and prosecution of applications required to obtain such Applicable Permits. So long as the license in Paragraph 3.1 hereof is exclusive neither EURAND nor its Affiliates shall file in the Territory an NDA and/or an ANDA directed to the Product GLOBAL shall provide ~ with sufficient opportunity to review and comment upon all regulatory filings prior to their submission and shall include such changes Is they relate to the Development Program as are reasonably requested by EURAND. It is agreed that EURAND shell conduct its review and provide any comments resulting therefrom to GLOBAL within twenty (20) business days Of its receipt of such proposed filings. EURAND shall be deemed to have no comments thereon unless GLOBAL is notified thereof within the aforementioned twenty (20) business day period.

         2.3      Payments for Development

                  (a) In consideration of EURAND's performance in accordance with the terms and conditions of this Agreement as defined in Exhibit A, GLOBAL shall make the following payments to EURAND:

                           (I)     Upon execution of this Agreement  $100,000.00
                           (ii)    Upon the first business day or    $100,000.00
                                   each of the next three (3)
                                   calendar quarters immediately
                                   following the Effective Date
                           (iii)   Upon release and supply of       $1 00,000.00
                                   pivotal batches of Product as
                                   necessary for clinical study




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                  (b)      In addition to the milestone payments set forth in
                           paragraph (a) hereof, GLOBAL shall be responsible for the following additional materials, development costs and/or expenses:

                           (i) the cost of any development or registration work performed by EURAND at the request of GLOBAL, above and beyond the defined work of the Development Program;

                           (ii) A process fee for each validation batch of Product (the number of validation batches not to exceed the three [3] without agreement by the parties) at a cost of EURAND's Manufacturing Cost for Product + 10%;

                           (iii) The cost of any bio-studies performed by GLOBAL In conjunction with the Development Program; and

                           (iv) The reasonable expense associated with travel of EURAND personnel associated with the Development Project, such travel having been previously authorized by GLOBAL.

                  (c) Product which meets the Specifications and is produced in the validation batches is agreed to be the property of GLOBAL and will be provided to GLOBAL at a cost determined in accordance with (ii) above F.O.B. plant in Vandalia, Ohio immediately following validation.

3.       GRANT OF LICENSE

         3.1 Grant of License. Subject to the terms sot forth herein and in consideration for the payments set forth in Articles 2.3 and
                  8.1 hereof, EURAND hereby grants to GLOBAL an exclusive royalty-baring license for the term of this Agreement within the territory to (i) use the Product in the manufacture of the Finished Dosage Form, aid (ii) use, offer for sale and sell the Finished Dosage Form.

         3.2 Exclusivity. The exclusivity of the license granted pursuant to Paragraph 3.1 may be converted to non-exclusive by operation of Paragraphs 4.2,4.3 and/or 12.13.

4.       REGISTRATION AND LAUNCH OBLIGATIONS OF GLOBAL


         4.1      Registration Obligations of GLOBAL


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                  (a)      GLOBAL shall initiate all clinical studies within
                           twelve (12) months of provision of validation batches by EURAND to GLOBAL, but not before May 1999. GLOBAL shall exercise commercially reasonable efforts to apply for Applicable Permits and secure Approval Dates for the Finished Dosage Form In the Territory as quickly as possible. Notwithstanding any provision in this Agreement to the contrary, GLOBAL shall have no obligation to apply for or obtain Applicable Permits in the Territory if such registration or approval is reasonably deemed by GLOBAL to be unnecessary to market the Finished Dosage Form in such country. GLOBAL hereby agrees that exertion of "commercially reasonable efforts" shall mean the same efforts that GLOBAL devotes to its other major pharmaceutical products in the Territory and shall include, without limitation, the submission by GLOBAL of any additional documentation on the Finished Dosage Form required under Applicable Laws.

                  (b) GLOBAL and EURAND shall exchange with each other copies of any "in-vivo" clinical studies performed on the Finished Dosage Form during the term of this Agreement. Each party may use any of such studies, including in the registration or promotion of the Finished Dosage Form by either party or its subdistributors in any country excluding Canada and the Territory.

                  (c) During the term of this Agreement, GLOBAL shall provide EURAND with a report on the status of progress of all Applicable Permits in the Territory every three (3) months until thc Approval Data in each country. GLOBAL shall notify EURAND of the submission date of each application for the Applicable Permits and the Approval Date thereof not later than two (2) weeks after said dates.

         4.2      Launch of the Finished Dosage Form


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                  (a)      Subject to the receipt of Product from Eurand as
                           provided in Article 6 hereof, GLOBAL shall launch the Finished Dosage Form in the Territory promptly after receipt of the Applicable Permits with respect to the sale of the Finished Dosage Form. GLOBAL shall continue to sell the Finished Dosage Form on a nationwide basis using the same efforts that GLOBAL devotes to its other major pharmaceutical products in such country.


                  (b) (I) So long as EURAND has completed the Development Program and has supplied GLOBAL with Product meeting the Specifications and suitable for use in a clinical study in accordance with the time period(s) indicated in the Development Program, GLOBAL shall apply for Applicable Permits to market and sell the Finished Dosage Form in the Territory within three (3) years of the date of this Agreement Should GLOBAL fail to do so within the aforementioned three (3) year period, EURAND may, in its sole discretion, convert the license under Paragraph 3.1 hereof to a non-exclusive license. (ii) If the Applicable Permits fail to issue within three (3) years of such filing, EURAND may, in its sole discretion, convert the license under Paragraph 3.1 hereof to a non-exclusive license. However, so long as the Applicable Permits have been timely filed pursuant to Article 4.2(b)(i) hereof, EURAND agrees to negotiate in good faith with GLOBAL toward the granting to GLOBAL of an extension to such three year period.

         4.3      Competing Dosage Forms. The license granted under Paragraph
                  3.1 hereof shall automatically convert to non-exclusive should GLOBAL market in the Territory another product containing pancreatic enzymes in a dosage form similar or identical to the Finished Dosage Form, except for products supplied to GLOBAL by EURAND or products containing pancreatic enzymes in combination with other active ingredients.


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5.       OWNERSHIP AND USE OF KNOW-HOW

         5.1 Ownership. Except as specifically provided in Paragraph 5.2 below, Know-How developed by either party or jointly by the parties during the course of the performance of this Agreement, including patents thereof, shall be (i) the property of EURAND if related to the Active Ingredient, the Product and/or its production (including modifications or improvements thereto) plus any drug delivery systems or technologies, or (ii) the property of GLOBAL if related solely to the manufacture or use of the Finished Dosage Form. Each party shall be free to use and practice such Know-How owned by it in any application (not inconsistent with the terms of this Agreement) without the consent of the other and without an obligation to notify the other party of such intended use or to pay royalties or other compensation to the other by reason of such use. Know-How owned prior to the date hereof by either party shall continue to be owned exclusively by such party.

         5.2      Additional Use. In addition to EURAND's rights described in
                  Section 5.1, and notwithstanding any other provision of this Agreement, EURAND shall have the right to use, disclose and license to any third parties (except those in Canada) all Know-How developed by GLOBAL during the course of the performance of this Agreement which is directed to the manufacture of the Finished Dosage Form from the Product ("Manufacturing Technical Information"), provided such use, disclosure or license does not conflict, directly or indirectly. with the rights granted to GLOBAL under this Agreement

         5.3 Patents. Each party shall be responsible, at its own expense, for filing and prosecuting patent applications, as it deems appropriate, and for paying maintenance fees on any patents issuing therefrom, for the term of this Agreement, with respect to inventions

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                  owned by it. Each party shall promptly render all necessary assistance reasonably requested by the other party (at such requesting party's sole expense) in applying for and prosecuting patent applications based on inventions owned by such other party under this Agreement Patents covering jointly owned Manufacturing Technical Information shall be owned by the parties jointly, and the parties shall share equally in the expenses of filing for and inaintaining such patents.

6.       SALE OF THE PRODUCT

         6.1 Standard of Manufacture. EURAND shall supply GLOBAL with Product meeting the Specifications. All Product supplied by EURAND to GLOBAL hereunder shall be produced in accordance with cGMP and shall not be adulterated or misbranded within the meaning of the Act. Each shipment of Product from EURAND to GLOBAL shall be sampled and analyzed by EURAND to determine if the shipment meets the Specifications. EURAND shall deliver to GLOBAL with each shipment of the Product a certificate of analysis stating that the Product meets the Specifications. EURAND shall maintain all batch records relating to the manufacture of the Product. GLOBAL may audit such batch records upon the provision of reasonable notice to EURAND.

         6.2 Right of Review. GLOBAL may conduct its own analyses on each shipment of the Product received pursuant to this Agreement. GLOBAL shall notify EURAND within sixty (60) days after delivery of the Product if the same does not meet the Specifications or is adulterated or misbranded within the meaning of the Act. Any dispute arising between EURAND and GLOBAL concerning the conformity of any shipment of Product which cannot be settled between the two parties shall be submitted to an independent expert. Said independent expert shall be mutually agreed to by the parties. In the event

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                  that such agreement cannot be reached, each party will
                  independently select an independent expert and such two (2) independent experts shall select a third independent expert who will then determine if the Product meets the Specifications and is misbranded or adulterated within the meaning of the Act. The decision of said expert shall be binding on EURAND and GLOBAL. The charges, including the fees and expenses of the expert, relating to any dispute described in this paragraph shall be paid by EURAND if the expert declares the delivery not to be in conformity or by GLOBAL if the expert declares the delivery to be in conformity. GLOBAL is responsible for the release of the Finished Dosage Form for sale.

         6.3      Representations and Warranties.

                  (a) Each party represents and warrants to the other that it is authorized to enter into and to perform its obligations under this Agreement.

                  (b) Each party represents and warrants to the other that the rights granted by it hereunder and its obligations created under this Agreement do not conflict in any manner with any rights previously granted by it or any of its previous obligations.

                  (c) GLOBAL represents and warrants that to the best of its knowledge, the sale and/or use of the Finished Dosage Form does not infringe any patent or intellectual property rights of any third party in the Territory.

                  (d)      EURAND represents that:

                           (i) the Product delivered pursuant to this Agreement shall meet the Specifications and shall not be adulterated or misbranded within the meaning of the Act;

                           (ii) it will comply with all Applicable Laws in the United States (or any other country of Product manufacture) in the production of the Product.

                           (iii) the use, manufacture, distribution or sale of the Product, Product Formulation and/or Active Ingredient in any portion of the Territory does not violate or

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                                    Infringe in any respect, and it has no
                                    knowledge5e of any pending or threatened claim or legal action asserting that any such use, manufacture, production, distribution or sale violates or infringes, any extant patents, trade secrets, trademarks, or other extant industrial or intellectual property rights of any third party; and

                           (iv) there is no pending or threatened claim or legal action concerning adulteration or misbranding of the Product in the Territory.

         EURAND expressly disclaims all other warranties whether express or implied with respect to the Product, whether as to merchantability, fitness for a particular purpose or any other matter.

         6.4 Purchase and Sale. Subject to the provisions of Paragraph 3.2, EURAND shall sell and deliver to GLOBAL, and GLOBAL shall purchase and accept GLOBAL's total requirements of Product for the Territory as ordered pursuant to Paragraph 6.5 below.

         6.5 Delivery Schedule. Commencing on the Effective Date, GLOBAL shall establish a four (4) calendar quarter forecast covering its estimated requirements, based on manufacturing batch sizes and multiples thereof, and the desired delivery dates of the Product. No later than September 30 and March 31 of each calendar year during the term of this Agreement GLOBAL shall provide EURAND with a good faith estimate of tile amount and timing of the Product to be delivered to GLOBAL during the four (4) quarters commencing the following January I and July 1, respectively. GLOBAL shall place its firm orders at least twelve (12) weeks prior to the desired date of shipment. EURAND shall not be obligated to fill orders exceeding the immediately preceding forecast by more than thirty percent (30%) but shall make commercially reasonable efforts to do so.

         6.6 Title. Risk of Loss. Risk of 1055 with respect to the Product shall pass from EURAND to GLOBAL upon delivery to GLOBAL's carrier at EURAND's manufacturing plant,

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                  currently in Vandalia, Ohio. Title to the Product shall pass to GLOBAL upon receipt of payment for said Product.

7.       PRICES

         7.1      Prices and Price Changes.

                  (a) EURAND shall sell, and GLOBAL shall buy, the Product at the price of EURAND's manufacturing costs plus 10%, F.O.B. plant in Vandalia, Ohio. Manufacturing costs are to be determined in accordance with Exhibit C.

                  (b) EURAND shall be entitled to adjust the price set forth in Article 7.1(a) to reflect changes In its manufacturing costs. Such adjustments may be made no more than once per calendar year in accordance with its manufacturing costs. EURAND shall notify GLOBAL of the revised price of the Product during the last quarter of each calendar year during the term of the Agreement. The revised price shall be applied to any delivery of Product made during the following calendar year. In addition, the price applicable during any calendar year may be adjusted by EURAND as soon as is practicable after thirty (30) days written notice to GLOBAL, to cover one hundred percent (100%) of any additional cost or expense of manufacturing Product, to the extent that a change in manufacturing technique is requested by GLOBAL or required by a change in Applicable Laws (including a change in cGMP), or due to an increase in the cost of raw materials.

         7.2 Payment Terms. EURAND shall send to GLOBAL an invoice showing the amount due under Section 7.1 with each shipment. GLOBAL shall pay EURAND the amount due thirty (30) days of the date of invoice. GLOBAL shall have the right, however, to set off against invoices received for Product to the extent that Product previously received and paid for by GLOBAL is properly rejected in accordance with Paragraph 6.2 hereof.

8.       ROYALTIES


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         8.1      Royalties.

                  (a) GLOBAL shall pay EURAND a Net Royalty of eight percent (8%) of the Net Sales of the Finished Dosage Form sold by GLOBAL in the Territory during the term of this Agreement No later than thirty (30) days after the end of each calendar quarter, GLOBAL shall report to EURAND the Net Sales of the Finished Dosage Form and the Net Royalties due during each calendar quarter in each country of the Territory in the previous calendar quarter. The payment by GLOBAL to EURAND shall be in U.S. Dollars and shall be made forty-five(45) day, after the end of each calendar quarter. Payment shall be made by such means to assure that the funds of such payment are immediately available to EURAND at the end of such forty-five day period. GLOBAL shall keep true and accurate books of account and shall keep and maintain all records and documents necessary for EURAND to ascertain the Net Royalties due under this Agreement.

                  (b) Upon the provision of reasonable notice, EURAND shall have the right to designate a firm of certified public accountants to inspect GLOBAL's books of account, records, documents and instruments and to make copies thereof, at any time during GLOBAL's regular business hours during the term of this Agreement and for a period of two (2) years immediately after termination of this Agreement, to ascertain the accuracy of such report. The expense of such audit shall be EURAND's unless the audit shall demonstrate a discrepancy greater than live percent (5%) between Net Royalties reported and paid and those which were actually due, in which event the expenses or audit shall be borne by GLOBAL. Such audits shall not be conducted more frequently than once per calendar year.

         8.2 Taxes. All taxes, assessments, fees and other charges, if any, levied under the laws or regulations with respect to payments due to EURAND hereunder shall be for the account of EURAND, and if required to be withheld from payments to EURAND, shall he deducted by GLOBAL from such payments to EURAND. Receipts, if available, for all such withholdings shall bc provided to EURAND. GLOBAL shall be responsible for establishing its right to claim any exemption to such charges or to its withholding, shall keep EURAND advised in writing of the basis and status of all such exemption claims, and, except to the extent such exemption claim is based upon the false) inaccurate or misleading information furnished by or on behalf of EURAND, shall be liable for any penalty. interest or other assessment against EURAND arising solely from such failure to pay or withhold such charges in reliance on any such exemption claim.

         8.3 Currency. All payments to be paid to EURAND hereunder shall be computed and made in United States Dollars.

9.       TERM

         9.1 Basic Term. Unless modified by the Operation of Article 10.2 hereof, this Agreement shall be effective from the date first above written and shall continue for an initial period often
                  (10) years thereafter. Thereafter, this Agreement shall automatically renew itself and thereby continue in force for consecutive periods of two (2) years, provided that this Agreement may be terminated by either party upon provision of one (1) year's prior written notice delivered to the other party in year nine (9) of the initial term or any time during the subsequent two (2) year terms.

         9.2 Early Termination by Reason of Patent Litigation. Notwithstanding Section 9.1 hereof and subject to the operation of the second paragraph of this provision, in the event that either party to this Agreement is named in a third-party patent litigation related to the subject matter of this Agreement and that seeks an award of damages or an injunction, either party shall have the right at any time thereafter to terminate this Agreement upon sixty (60) days prior written notice without further obligation to the other except for obligations incurred prior to the time of such notice.

                           So long as the license granted pursuant to Article 3
                  hereof is exclusive, prior to early termination or this Agreement the parties agree to seek an opinion from an Independent counsel acceptable to both parties. If such patent counsel determines that the Product and/or Finished Dosage Form cannot be mad; used, marketed and/or sold in the Territory under the rights possessed by the parties without infringing the rights of such third party, the parties shall jointly or independently endeavor to secure a license from the third party on terms acceptable to bath parties. If such license cannot bc reasonably secured, either party may terminate the Agreement as provided immediately above.

         9.3 Sale of Finished Dosage Farm Following Termination Unless termination of the Agreement occurred due to a breach by GLOBAL, GLOBAL may sell its inventory of Finished Dosage Form existing as of the date of such termination for a period of up to six(6) months. Such termination shall not relieve GLOBAL of its royalty obligations on such sales.

10.      EVENTS OF DEFAULT, REMEDIES AND EFFECTS OF DEFAULT

         10.1 Events of Default. An event of default under this Agreement shall he deemed to exist upon the occurrence or any one or more of the following events:

                  (a) failure by either patty hereto to perform fully any material provision of this Agreement and such failure continues (i) for a period of sixty (60) days after notice of such nonperformance or (ii) if the non-performing Party shall commence within such sixty
                           (60) days and shall thereafter proceed with all due diligence to cure such failure, such failure is not cured within such longer period (not to exceed sixty [60]

                           days) as shall be reasonably necessary for such party to cure the same with all due diligence: or

                  (b) failure of GLOBAL to pay any amount due and owing to EURAND, failure continues for a period of thirty (30) days after written notice of such non-payment; unless, however, such non-payment is due to a good faith dispute concerning the amount owed.

         10.2 Remedies for Breach Termination. Upon the occurrence and during the continuation of any event of default thereunder, the party not in default may terminate this Agreement in whole or only with regard to the provision which has given rise to the event of, default and pursue any other remedies provided under this Agreement or available at law.

11.      INDEMNIFICATION

         11.1 Indemnification of GLOBAL. EURAND shall indemnity and hold GLOBAL harmless from and against all damages, losses, expenses, claims, demands, Suits, penalties, judgments or administrative and judicial orders and liabilities (including reasonable counsel fees and expenses) incurred, assessed or sustained by GLOBAL, its officers. director; and employees and agents with respect to or involving or arising out of a breach of the warranties in Section 6.3 hereof by EURAND and/or the manufacturing of Product regardless of whether the claim is based in contract, strict liability, warranty or any other legal theory.

         11.2 Indemnification of EURAND. GLOBAL shall indemnify and hold EURAND harmless from and against all damages, losses, expenses, claims, demands, suits, penalties, judgments or administrative and judicial orders and liabilities (including reasonable counsel fees and expenses) incurred, assessed or sustained by EURAND, its officers, directors, employees, and agents with respect to or involving or arising out of a breach of warranties in Section 6.3 hereof by GLOBAL (except to the extent covered by the indemnification provisions of Section
                  11.1 hereof), and/or the sale, packaging, advertising, distribution or use of the Finished Dosage Form, regardless of whether the claim is based in contract, strict liability, warranty or any other legal theory.

         11.3 Notice and Legal Defense. Promptly after receipt by a party hereunder of any claim or notice of the commencement of any action, administrative Or legal proceeding, or investigation as to which the indemnity provided for in Section 11.1 and
                  11.2 hereof may apply, the party seeking indemnification shall notify the indemnifying party of such fact; provided that the failure to so notify shall not release an indemnifying party of its obligation hereunder unless such failure shall be materially detrimental to the defense of any such action, proceeding or investigation. The indemnifying party shall assume the defense thereof; provided however, that if the defendants in any such action include both the party seeking indemnification and the indemnifying party and the party seeking indemnification shall reasonably conclude that there may he legal defenses available to it which are different from or additional to, or inconsistent with, those available to the indemnifying party, the party seeking indemnification shall have the right to select separate counsel to participate in the defense of such action on behalf of such party seeking indemnification, at the indemnifying party's expense.

12.      MISCELLANEOUS

         12.1 Assignment Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either party hereto without the prior written consent of the other party hereto, provided, that either party shall have the right to assign all or part of its rights, interest and obligations to an Affiliate, a successor to a controlling or majority share of such party or to a successor to substantially all the business to which this Agreement relates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         12.2     Confidentiality.

         (a) Any and all information provided by one party to the other pursuant to this Agreement or the Confidentiality Agreement shall be deemed to be confidential information ("Confidential Information"). The obligations of confidentiality present in this Agreement supersede those contained in the Confidentiality Agreement. Each party will hold Confidential information in complete confidence and will not, without the prior written consent of the other, use or disclose it in whole or in part to any person other than for the purposes set forth in this Agreement for a period ending five (5) years following expiration of this Agreement. Each party will be entitled to disclose any such Confidential Information to such of its professional advisers, directors, officers and senior employees who are directly concerned with this Agreement and its implementation and whose knowledge of such information is necessary for these purposes. Each party will use its reasonable efforts to ensure that each individual to whom such a disclosure is made adheres 10 the terms of this undertaking as if he or she were a party hereto1 including without limitation, having such individuals execute similar agreements.

         (b) As used herein, the term Confidential Information shall not include information:

                  (i) which at the time of disclosure to the other is in the public domain;

                  (ii) which, after disclosure, becomes generally available to third parties from a source other than the discloser: provided that such source is not bound by a confidentiality or other similar agreement with the discloser or by any other legal, contractual or fiduciary obligation which prohibits the disclosure of such Confidential Information;

                  (iii) which was lawfully in possession of the recipient prior to disclosure, as evidenced by written records and which was not acquired directly or indirectly from the discloser; or

                  (iv) which the recipient is required to disclose or, after consultation with legal counsel, determines it prudent to be disclosed, to the extent required under the laws, guidelines or regulations or pursuant to any request by any governmental agency lawfully requesting the same, or to any court of competent jurisdiction acting pursuant to its powers.

         12.3 Exchange of Information. GLOBAL will periodically inform EURAND about any useful marketing information concerning the sales of the Finished Dosage Form in the Territory. Each party will timely report to the other any information concerning any side effect, injury. toxicity or sensitivity reaction associated with clinical uses, studies, investigations or test of the Active Ingredient, Product, Product Formulation or Finished Dosage Form. In reporting such incidents, the reporting party will use reasonable efforts to indicate whether, in its judgment, any of them are unexpected or unusual in type, incidence or severity.

         12.4 Force Majeure. Each of the parties shall be excused from the performance or delay in performance of its obligations under this Agreement in the event such performance is prevented by Force Majeure and such performance shall be excused as long as the condition constituting such Force Majeure continues plus an additional thirty (30) days after termination of such condition; provided, that the non-performing party shall provide prompt notice to the other party of the particulars of the occurrence constituting

                  Force Majeure and of its cessation and shall make diligent efforts to mitigate the adverse consequences of such non-performance of delays in performance.

         12.5 Amendments. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by bath parties.

         12.6 No Implied Waiver. Failure by either party hereto on one or more occasions to avail itself of a right conferred by this Agreement shall in no event be construed as a waiver of such party's right to enforce said right in the future.

         12.7 choice of Law. This Agreement and all rights and obligations hereunder, including matter: of construction, validity and performance, shall be governed by and construed in accordance with New Jersey law without giving effect to its conflict of laws principles.

         12.8 Notices. Any notice and other communication required or permitted to be given hereunder shall he in writing and shall be deemed given when delivered personally, telecopied or received by registered mail, return receipt requested, to the parties at the following addresses:

                  If to EURAND, to:

                        EURAND AMERICA, INC.
                        845 Center Drive
                        Vandalia, Ohio 45377
                        Att: VP Business Development
                        Fax: 937/898-9529

                  If to GLOBAL, to:

                        GLOBAL PHARMACEUTICAL Co.
                        Castor & Kensington Avenues
                        Philadelphia, PA 19124-5694
                        Attn: Mr. Max L. Mendelsohn
                        President and CEO
                        Fax: (215)289-2223

                                 with copy to:
                        Sheldon Nessbaum Esq.
                        Fulbright & Jaworski
                        666 Fifth Avenue
                        New York,NY 10103

                        Fax: (212) 752-5953

         12.9 Execution of Additional Documents. Each party hereto agrees to execute such further papers or agreements as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

         12.10 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         12.11 Captions. The article and Section captions in this Agreement have been inserted as a matter of convenience and are not part of this Agreement

         12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

         12.13 Minimum Annual Royalties. The royalties due EURAND by GLOBAL pursuant to Article 3 hereof shall reach minimum amounts annually ("Minimum Annual Royalties") in order for GLOBAL to retain exclusivity under the license granted pursuant to
                  Article 3.1. The Minimum Annual Royalties for all of said Products are set forth immediately below and are based upon calendar year anniversaries of the Approval Date for each of said Products.

                                   Minimum Annual Royalty
         Anniversary#              Products A+B+C

         1                         $700,000

         2                         $1,000,000

         3                         $1,400,000

         4                         $1,600,000

         5                         $1,820,000

         6  and thereafter         $1,440,000



         Should the royalties: payable by GLOBAL to EURAND for Product fail to reach the applicable Minimum Annual Royalty amount, EURAND, as its sole remedy hereunder, may convert the rights granted to GLOBAL pursuant to Articles 3.1 to non-exclusive. However, GLOBAL shall have the option to supplement the royalty payments made to EURAND to the extent necessary to inert the Minimum Annual Royalty.



         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duty authorized representatives as of the day and year first above written.

         EURAND AMERICA, INC                 GLOLOBAL PHARMACEUT!CAL

         /s/ Gearoid Faherty                 /s/ Max L. Mendelsohn
         ------------------------            ------------------------
         Mr. Gearoid Faherty                 Mr. Max L. Mendelsohn
         Title: Managing Director            Title: President and CEO
         20th Aug. '97                       20th Aug. '97

EXHIBIT B: ACTIVE INGREDIENT AND PRODUCT SPECIFICATIONS

Dosage Form: Pancrelipase Delayed-release Capsules
Product strengths (label):     10,000    16,000    20,000    USP Lipase Units
                               37,500    43,000    75,000    USP Protease Units
                               33,200    48,000    66,400    USP Amylase Units

Product to meet the USP 23 Monograph specifications, including all supplements.

EXHIBIT C: MANUFACTURING COSTS

"Manufacturing cost" means the fully allocated manufacturing cost or Product determined in accordance with U.S. generally accepted accounting principles
(GAAP) which includes and is limited to:

         1.       direct labor (salaries, wages and employee benefits);

         2.       direct materials;

         3. operating costs of building and equipment used only in connection with the manufacture of the Product;

         4. allocated depreciation and repairs and maintenance incurred in connection with the manufacture of Product;

         5. quality and in process control incurred in connection with the manufacture of Product;


         6. an allocation of overhead costs incurred in connection with the manufacturing of Product including: raw material supply and manufacturing administration and management; supply and material management, storage and handling. and manufacturing arid employee training;

         7.       royalties paid to third parties; and

         8. no charges for idle capacity or underutilized facilities shall be Included in the manufacturing cost.